Exhibit 21.1

Subsidiaries of APX Group Holdings, Inc.

Name	Jurisdiction of Incorporation / Organization
APX Group, Inc.	Delaware
313 Aviation, LLC	Utah
ARM Security, Inc.	Utah
Vivint, Inc.	Utah
Vivint Purchasing, LLC	Utah
AP AL LLC	Delaware
Vivint Wireless, Inc.	Delaware
Vivint Canada, Inc.	Ontario
Vivint Servicing, LLC	Delaware
Vivint Funding US LLC	Delaware
Vivint Funding Holdings LLC	Delaware
Vivint Funding Canada LP	Ontario
Vivint Louisiana LLC	Louisiana
Vivint New Zealand Ltd.	New Zealand
IPR, LLC	Delaware
Farmington IP, LLC	Delaware
Space Monkey, LLC	Delaware
Vivint Solar Licensing, LLC	Delaware
Vivint Canada Servicing, LP	Ontario
Vivint Puerto Rico, LLC	Puerto Rico
Vivint Australia Pty Ltd	Australia
Smartrove Inc.	Delaware
Vivint Firewild, LLC	Delaware
Vivint Group, Inc.	Delaware